EXHIBIT 23.1

February 3, 2014

To the Board of Directors and Stockholders of

American Brewing Company, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement No. XXX-XXXXXX of our report dated September 20, 2013, relating to the financial statements of American Brewing Company, Inc., (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the years ended December 31, 2012 and 2011, which are contained in that Prospectus, which is contained in Part II of this Registration Statement No. XXX-XXXXXX.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ HARTLEY MOORE ACCOUNTANCY CORPORATION
HARTLEY MOORE ACCOUNTANCY CORPORATION
February 3, 2014
Anaheim, CA